Sub-Item 77Q2

Section 16(a) Beneficial Ownership Reporting Compliance

Stephen L. Isaacs, a director of Royce Value Trust, Inc., failed to file on a timely basis two (2) reports, for transactions which occurred on 9/29/97 and 1/15/98 respectively, required by Section 16(a) of the Securities Exchange Act of 1934.